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                                                                    EXHIBIT 23.1


[COOPERS & LYBRAND LETTERHEAD]




                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this prospectus and registration statement on Form S-3 regarding $69,000,000 of 6 1/2% Convertible Subordinated Debentures due 2002 and 3,499,937 shares of Common Stock, par value $.01 per share, of our report dated July 6, 1995, on our audit of the consolidated financial statements and financial statement schedule of PHP Healthcare Corporation and Subsidiaries as of April 30, 1995 and for the year then ended appearing in the Company's 1995 Form 10-K and, of our report dated July 6, 1995, except for the first paragraph of Note 8 as to which the date is November 20, 1995, on our audit of the consolidated financial statements of PHP Healthcare Corporation and Subsidiaries as of April 30, 1995 and for the year ended appearing in the Company's 8-K/A dated January 11, 1996. The report appearing in the Company's 8-K/A dated January 11, 1996 includes an explanatory paragraph regarding the adjustments described in the first paragraph on Note 8 to those consolidated financial statements that were applied to retroactively restate the 1995, 1994 and 1993 consolidated financial statements and footnotes thereto for the effects of a two-for-one stock split effected as a stock dividend in November, 1995. We also consent to the reference to our firm under the caption "Independent Public Accountants."




                                             /s/ Coopers & Lybrand L.L.P.

                                             COOPERS & LYBRAND L.L.P.




Washington, D.C.
February 16, 1996